State of Delaware
                        Office of the Secretary of State
                        --------------------------------


     I, Edward J. Freel, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the certificate of amended of "Belco Systems Technologies, Inc.", changing its name from "Belco Systems Technologies, Inc. to SJI Group, Inc., filed in this office on the fifth day of March, A.D. 1998, at 1 O'Clock p.m.





                                      (Seal) /s/ Edward J. Freel
                                           ____________________________________
                                           Edward J. Freel, Secretary of State

                                           Authentication:  8955084
                                                     Date:  03-05-98